EXHIBIT 5.1

[SNELL & WILMER L.L.P. LETTERHEAD]

March 27, 2025

Global Water Resources, Inc.
21410 N. 19th Avenue #220
Phoenix, AZ 85027

Ladies and Gentlemen:

We have acted as U.S. counsel to Global Water Resources, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of 3,220,000 shares of the Company’s common stock, $0.01 par value per share (including 420,000 shares sold pursuant to the exercise of an over-allotment option) (the “Underwritten Shares”), pursuant to (i) the Registration Statement on Form S-3 (File No. 333-273896), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 10, 2023 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related base prospectus filed with the Commission on August 31, 2023 (the “Base Prospectus”); and (ii) the final prospectus supplement, dated March 26, 2025, relating to the offer and sale of the Underwritten Shares and filed with the Commission pursuant to Rule 424(b) of the Securities Act (together with the Base Prospectus, the “Final Prospectus”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:
A.The Company’s Second Amended and Restated Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware as of a recent date;
B.The Company’s Amended and Restated Bylaws, as certified to us as of the date hereof pursuant to the Officer’s Certificate (as defined below);
C.The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;
D.The Final Prospectus, together with the exhibits filed as a part thereof or incorporated therein by reference;
E.An executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated March 26, 2025, by and between the Company and Roth Capital Partners, LLC, as representative of the several underwriters listed in Schedule I thereto (collectively, the “Underwriters”);

Global Water Resources, Inc.
March 27, 2025

F.A specimen certificate evidencing the Company’s common stock;
G.The written notice from the Underwriters, dated March 26, 2025, regarding the full exercise by the Underwriters of their overallotment option pursuant to the Underwriting Agreement to purchase an additional 420,000 shares of the Company’s common stock;
H.The certificate of good standing for the Company, dated March 24, 2025, issued by the Secretary of State of the State of Delaware and the bringdown verification dated March 27, 2025 (the “Good Standing Certificate”);
I.The Officer’s Certificate of Michael J. Liebman, Chief Financial Officer of the Company (the “Officer’s Certificate”);
J.Minutes of meetings and actions by written consent of the Company’s board of directors provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Registration Statement and the authorization, issuance and sale of the Underwritten Shares pursuant to the Registration Statement and the Final Prospectus; and (ii) the Underwriting Agreement, and other actions with regard thereto; and
K.The action by written consent of the pricing committee of the Company’s board of directors provided to us by the Company, authorizing the pricing terms of the Underwritten Shares.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Good Standing Certificate.

Global Water Resources, Inc.
March 27, 2025

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.
Based upon the foregoing, it is our opinion that:
1.The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware.
2.The Underwritten Shares have been duly authorized and, when issued, sold and delivered in the manner stated in the Registration Statement and the Final Prospectus and in accordance with the terms of the Underwriting Agreement, including receipt of the requisite consideration set forth therein, will be validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K, dated March 27, 2025, filed by the Company. We also consent to the reference to our firm under the heading “Legal Matters” in the Final Prospectus. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.
This opinion is intended solely for use in connection with issuance and sale of the Underwritten Shares and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,
/s/ Snell & Wilmer L.L.P.